Exhibit 99.5

FORM OF

BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

CLEARSIGN COMBUSTION CORPORATION

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Shareholders of ClearSign Combustion Corporation

December 27, 2016

To our Clients:

This letter is being distributed to our clients who are holders of ClearSign Combustion Corporation (the “Company”) common stock, $0.0001 par value per share (the “Common Stock”), as of 5:00 p.m. Eastern time, on December 19, 2016 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”).

Each Subscription Right entitles the holder to subscribe for and purchase 0.2 of a Unit for each share of Common Stock of the Company that the holder owns on the Record Date. Each Unit is comprised of one share of Common Stock and one warrant to purchase an additional share of Common Stock. Each holder will need to exercise 5 Subscription Rights to purchase a Unit. The Company is issuing Subscription Rights to subscribe for up to 2,594,082 Units on the terms and subject to the conditions described in the prospectus supplement, a copy of which accompanies this notice (the “Prospectus Supplement”), at a subscription price of $4.00 per Unit (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on December 27, 2016 and ends at 5:00 p.m. Eastern time on January 13, 2017 (the “Expiration Date”).

The Subscription Rights are evidenced by non-transferable Subscription Rights certificates.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole number of Units a holder would otherwise be entitled to purchase.

Enclosed are copies of the following documents:

1.	Prospectus Supplement

2.	Form of Beneficial Owner Election Form

3.	Instructions As to Use of Subscription Rights Statements

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus Supplement and other materials. However, we urge you to read the Prospectus Supplement and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m. Eastern time on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO VSTOCK TRANSFER, LLC, INFO@VSTOCKTRANSFER.COM AND (855) 987-8625 (toll free) OR (212) 828-8436.

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